Exhibit 99.1

DARLING INTERNATIONAL ANNOUNCES
EXECUTIVE STOCK SALE

MAY 16, 2008 – IRVING, TEXAS – Darling International Inc. (NYSE: DAR) today announced that Randall C. Stuewe, its Chairman and Chief Executive Officer, has sold 263,849 shares of Darling common stock representing less than 25% of his holdings.  In connection with this sale, Mr. Stuewe also surrendered 86,151 shares of Darling common stock to the Company in fulfillment of exercise price and withholding obligations.

Mr. Stuewe said, “After serving for over five years as Darling’s CEO without divesting any Darling stock, I have determined that it is prudent to diversify a portion of my investment portfolio.”

Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States.  The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats, meat and bone meal and hides.  These products are primarily sold to agricultural, leather, oleo-chemical and bio-diesel manufacturers around the world.  In addition, the Company provides grease trap collection services and sells equipment to restaurants.

For more information, please visit http://www.darlingii.com.

{This media release contains forward-looking statements regarding the business operations and prospects of Darling and industry factors affecting it.  These statements are identified by words such as “may,” “will,” “begin,” “look forward,” “expect,” “believe,” “intend,” “anticipate,” “should”, “estimate,” “continue,” “momentum” and other words referring to events to occur in the future.  These statements reflect Darling’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including business, regulatory and economic conditions in its existing markets and in global demands for grain and oilseed commodities and biofuels that could cause actual results to differ materially from those projected in the forward-looking statements.  Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission.  Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

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    FOR MORE INFORMATION CONTACT:
         John O. Muse, Executive Vice President of                                                                    251 O’Connor Ridge Blvd., Suite 300
              Finance and Administration, or                                                                                   Irving, Texas 75038
         Brad Phillips, Treasurer                                                                                                      Phone: 972-717-0300